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Exhibit 10.43

AGREEMENT

        THIS AGREEMENT, by and between PNGI Charles Town Gaming Limited Liability Company, a West Virginia Limited Liability Company (hereinafter "Charles Town Races") and the Charles Town H.B.P.A., Inc., a West Virginia not-for-profit corporation (hereinafter the "HBPA").

        WHEREAS, Charles Town Races has purchased, is developing, renovating and improving, and will operate in Jefferson County, West Virginia the live thoroughbred racing facility known as Charles Town Races ("the Racetrack"); and

        WHEREAS, the HBPA is an Association composed of owners, trainers, and owner-trainers (the "members") of thoroughbred racing horses; and

        WHEREAS, the HBPA provides benevolent programs and other services for its members and their employees who are engaged in live thoroughbred racing at the Racetrack;

        WHEREAS, Charles Town Races will be issued licenses to conduct live thoroughbred horse racing with pari-mutuel wagering by the West Virginia Racing Commission (hereinafter referred to as "the Commission") and pursuant thereto will conduct live thoroughbred Race Meetings at the Racetrack; and

        WHEREAS, the parties desire to reaffirm their devotion to the preservation and enhancement of live thoroughbred racing at the Racetrack; and

        WHEREAS, the parties hereto reaffirm their unequivocable support for quality live thoroughbred racing activities and reaffirm their desire to avoid injury or damage to such activities in the State of Virginia; and

        WHEREAS, Charles Town Races acknowledges that the HBPA is the exclusive bargaining agent and representative of its members, as certified by the West Virginia Racing Commission. Charles Town Races shall only negotiate with the exclusive bargaining agent and representative of the Horsemen as certified by the West Virginia Racing Commission during the term of this Agreement and any amendment thereto or Agreement which shall supersede this Agreement for the provisions of services in connection with live thoroughbred racing activities, safety and back stretch conditions; and

        WHEREAS, the parties acknowledges their willingness to support appropriate legislative efforts in West Virginia to preserve and benefit live thoroughbred racing as a viable and competitive West Virginia industry; and

        WHEREAS, the parties acknowledge that there is presently one (1) Race Meeting held at the Racetrack each calendar year; and

        WHEREAS, the parties hereto desire to memorialize and set forth in writing the contractual agreements by and between Charles Town Races and the HBPA concerning live thoroughbred racing at the Racetrack.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties desire to be legally bound, do agree as follows:

        1.    TERM OF AGREEMENT.    This Agreement shall become effective on the date of the final execution by both Charles Town Races and the HBPA and shall remain in full force and effect until December 31, 2000 (hereinafter the "Initial Term"). At the end of the Initial Term, the term of this Agreement shall automatically be extended under the same terms and conditions for a period of one (1) year (hereinafter the "First Extension Term"), unless either party shall give notice to the other party, in writing, of its intent to terminate the Agreement not later than September 30, 2000. At the end of the First Extension Term, the term of the Agreement shall automatically be extended under the same terms and conditions for a period of an additional one (1) year (hereinafter the "Second

Extension Term"), unless either party shall give notice to the other party, in writing, of its intent to terminate the Agreement not later than September 30, 2001.

        2.    SCOPE OF AGREEMENT.    As specifically set forth herein, this Agreement shall apply to all live thoroughbred horse Race Meetings and all forms of wagering at the Racetrack, including, but not limited to, the one (1) live Race Meeting presently held per year, merged pool simulcasting, off-track wagering, inter-track wagering, any future forms of alternative wagering, any other form of pari-mutuel wagering at the Racetrack, and any and all matters affecting the conduct of live thoroughbred horse Race Meetings, including, but not limited to, the allocation and payment of purse revenues, purse schedule and condition books, minimum daily purses, purse overpayments and underpayments, stakes races schedules, the West Virginia accredited race program. Racetrack Facilities as that term is defined in Paragraph 9.B. of this Agreement, the Horsemen's Account, the Horsemen's Account contribution to the HBPA, HBPA Office Facilities, HBPA Fire and Hazard Insurance, HBPA representation of its members before the Racetrack Stewards and the West Virginia Racing Commission, Proprietary Rights, the Racing Commission, track vendors, the track kitchen, backstretch concessions, backstretch rules and regulations, and rules and regulations promulgated for the purpose of promoting safety and security at the Racetrack during the term of this Agreement.

        3.    EXCLUSIVE REPRESENTATION.    The HBPA is currently recognized by the West Virginia Racing Commission to be the duly qualified and exclusive representative of the owners, trainers, and owner-trainers of live thoroughbred horses racing at the Racetrack as certified by the West Virginia Racing Commission. Charles Town Races shall only negotiate with the exclusive bargaining agent and representative of the Horsemen as certified by the West Virginia Racing Commission. Any negotiation or discussion of the terms and provisions of this Agreement, or any amendment thereto, or any Agreement that shall supersede the terms and provisions of this Agreement with any person, entity or representative of any entity that is not the exclusive bargaining agent and representative of the Horsemen as certified by the West Virginia Racing Commission shall constitute a breach of this Agreement.

        Charles Town Races does agree that it shall negotiate with and conduct any and all business which the subject of this Agreement and any matters reasonably related to any provision of this Agreement with the duly elected officers of the HBPA or their duly designated representatives.

        The HBPA does agree that it shall provide to Charles Town Races, in writing, on an annual basis, the name and address of each and every duly elected member of the Board of Directors, the name and address of each duly elected Officer of the HBPA who shall have the authority to negotiate with Charles Town Races, and the name and address of each representative duly designated by the Board of Directors of the HBPA to negotiate on its behalf.

        4.    ALLOCATION AND PAYMENT OF PURSE REVENUES.

          A.    Live Thoroughbred Wagering.

          Charles Town Races agrees to pay the Horsemen for purses from live thoroughbred racing at the Racetrack: (i) 50% of Charles Town Races' share of commissions received from the pari-mutuel handle provided pursuant to the provisions of Article 23, Section 19 of the Code of West Virginia, including any future Telephone Account or Other Electronic Media Wagering handle set forth in Paragraph 4.D. of this Agreement, if any; (ii) 50% of the total of Charles Town Races' (presently 50%) and the Horsemen's (presently 50%) share of the breakage received from pari-mutuel handle provided pursuant to the provisions of Article 23, Section 19 of the Code of West Virginia; (iii) that amount, if any, set forth by statute under West Virginia law received from any off-track wagering (OTW) revenues; and (iv) that amount, if any, set forth under West Virginia law received from any and all forms of alternative wagering revenues at the Racetrack. Provided, however, if there shall be no provision under West Virginia law for the allocation of off-track-wagering or alternative wagering revenues, the parties shall reach an agreement on the allocation of such revenues in writing prior to the date of commencement of any such off-track-wagering or alternative wagering. Such agreement shall not be unreasonably withheld by either party.

          B.    Simulcast Wagering.

          In addition to the purse monies paid pursuant to Paragraph 4.A. of this Agreement, Charles Town Races shall apply the following amounts (the "Simulcast Purse Monies") to purses for Horsemen at the Racetrack provided pursuant to the provisions of Article 23, Section 19 of the Code of West Virginia:

            (1)    Interstate Simulcast Wagering.

            During the term of this Agreement the HBPA, as authorized representative of the Horsemen for interstate simulcasting purposes, consents to the negotiation by Charles Town Races of any merged pool simulcast contract, pursuant to the provisions of the Interstate Horse Racing Act of 1978, P.L. 95-515. Charles Town Races will use its best efforts to promote the interest of live thoroughbred horse racing when negotiating any simulcast contract.

            To the extent required by law, interstate simulcast racing for all of Charles Town Races' races shall be subject to the consent of the HBPA, which consent shall not be unreasonably withheld. In the event consent is withheld, the HBPA shall set forth its reasons for withholding such consent in writing within a reasonable time in advance of the intended simulcast not to exceed thirty (30) days from the intended simulcast.

            If Charles Town Races shall receive any net revenues from wagering on live thoroughbred horse racing, live standardbred horse races, or live greyhound races run at a Racetrack located in a jurisdiction outside of the State of West Virginia, then Charles Town Races shall pay to the Horsemen as simulcast purse monies such amount as shall be provided pursuant to the provisions of Section 19-23-12(b) of the Code of West Virginia, authorizing such interstate simulcast wagering, or, if no such statute is then in effect, the parties shall reach an agreement on the allocation of such amount prior to the first date of payment of any such amounts. Such agreement shall not be unreasonably withheld by either party.

            If Charles Town Races shall receive any net revenues from wagering at jurisdictions outside of the State of West Virginia on live thoroughbred races run at the Racetrack, then Charles Town Races shall pay the Horsemen as simulcast purse monies such amounts as shall be provided pursuant to the provisions of Section 19-23-12(c) of the Code of West Virginia authorizing such out-of-state wagering or if no such statute is then in effect, 50% of such net revenues shall be paid to the Horsemen. The right to transmit signals of Charles Town Races live races to out-of-state facilities shall be subject to the provisions of said Section 19-23-12(c) of the Code of West Virginia and the provisions of the Interstate Horse Racing Act of 1978, P.L. 95-515.

            The parties agree that they shall reach in agreement to define "net revenues" derived from such forms of wagering, as well as the percentage of such net revenues which shall be dedicated to supplement purses, all in a manner that is consistent with the objective of preserving and enhancing live thoroughbred racing at the Racetrack.

            (2)    Intrastate Simulcast Wagering.

            If Charles Town Races shall contract with another racing association conducting live thoroughbred horse or dog racing in the State of West Virginia, either for the purpose of accepting pari-mutuel wagers on a live thoroughbred horse races run at the Racetrack, or for the purpose of Charles Town Races accepting pari-mutuel wagers on live thoroughbred horse or dog races at that racing association's Racetrack within the State of West Virginia, then, in such event, Charles Town Races shall pay to the Horsemen as simulcast purse monies such amount as may be provided for in the West Virginia Code pursuant to the provisions of Sections 19-23-12(a) and 19-23-12(c) then in effect authorizing pari-mutuel wagering on intrastate horse and dog racing, or if a statutory amount is not provided, the parties shall reach an agreement on the allocation of such amount in writing prior to the payment of any such amount. Such agreement shall not be unreasonably withheld by either party.

          C.    Off-Track Wagering.

          If Charles Town Races shall either be authorized to conduct off-track wagering at one or more locations within the State of West Virginia or shall contract with any legal wagering entity authorized to conduct off-track wagering within the State of West Virginia for the purpose of accepting wagers on live thoroughbred horse races run at or broadcast to the Racetrack, then, in such event, Charles Town Races shall pay to the Horsemen as off-track wagering monies such amounts as may be provided for by statute in the State of West Virginia then in effect authorizing such off-track wagering, or if no statutory amount is provided, the parties shall reach an agreement on the allocation of such amount prior to the first date of any such payment on such amounts. Such agreement shall not be unreasonably withheld by either party.

          D.    Telephone Account or Other Electronic Media Wagering.

          For purposes of determining the amount of purse monies to be paid under this Paragraph 4.D., a telephone account wager or other electronic media wagering system if authorized by West Virginia law, or, if not prohibited by law, as shall be authorized by the West Virginia Racing Commission, shall be deemed to be made at the Racetrack. The portion of the revenues received therefrom to be allocated and paid to the Horsemen as purses shall be determined in the manner prescribed in Paragraph 4.A. of this Agreement.

          E.    Other Legalized Wagering.

          In the event that any new or alternative form or forms of wagering are authorized by West Virginia law, other than currently authorized forms of pari-mutuel wagering on live thoroughbred horse and dog races, and currently authorized Video Lottery Terminal wagering at the Racetrack (including, but not limited to the sale of lottery tickets and/or participation in other wagering enterprises on Charles Town Races premises), and a portion of the proceeds are provided for live thoroughbred racing, the parties shall be bound by the allocations set forth under West Virginia law. In the event the allocation of revenues are not addressed by statute in West Virginia, the parties shall reach an agreement on the allocation of the revenues to be received therefrom by Charles Town Races and the Horsemen prior to the first date of payment of any such legalized wagering. Such agreement shall not be unreasonably withheld by either party.

          F.    Proprietary Right.

          The Horsemen have certain proprietary rights in the broadcasting of races as horses owned by Horsemen are involved. Charles Town Races hereby agrees that they will not enter into any contract or agreement to broadcast any races on national network television or elsewhere without the prior written agreement of the HBPA. Notwithstanding anything to the contrary, the HBPA acknowledges the live telecasting of the thoroughbred racing races in connection with off-track wagering, telephone account wagering, or other electronic media wagering which serves to increase the Commission's shared in by the Horsemen and Charles Town Races, and agrees that in light of the provisions contained in Sections 4.C. and 4.D. of this Agreement, neither the Horsemen or the HBPA should have any right to approve or comment on any agreement entered into by and between Charles Town Races in connection therewith. However, the HBPA and the Horsemen shall retain their right to comment on any such contracts at the time that the same are submitted to the West Virginia Racing Commission for review and approval.

        5.    PURSE SCHEDULE AND CONDITION BOOK.

          A.    Minimum Number of Live Racing Dates/Minimum Daily Purses.

          By mutual agreement of Charles Town Races and the HBPA, Charles Town Races has applied for 159 days of live thoroughbred racing for calendar year 1997 with the West Virginia Racing Commission. With the exception of its application with the West Virginia Racing Commission for live thoroughbred racing for the 1997 calendar year, Charles Town Races agrees to apply for not less than the minimum number of racing days required under law in West Virginia during each calendar year of this Agreement to provide for the maximum benefit of live thoroughbred horse racing and consistent with Section 19-23-12(b) of the Code of West Virginia. Charles Town Races shall provide a copy of its Annual License Application filed with the West Virginia Racing Commission to the HBPA within three (3) days of the date of its filing.

          B.    Minimum Daily Purses.

          No live thoroughbred races shall be run by Charles Town Races at the Racetrack during the term of this Agreement with daily purses less than the minimum daily purses established pursuant to the Rules and Regulations of The West Virginia Racing Commission as in effect on the date of execution of this Agreement, or as hereinafter amended.

          C.    Schedule and Condition Book.

          It is the intent of Charles Town Races and the HBPA in order to promote competitive live thoroughbred horse racing at the Racetrack: (i) to avoid any underpayment or overpayment of purses (except seasonal adjustments) and (ii) assure the payment, so far as shall be practical and reasonable under the existing circumstances, of consistent purses throughout the contract year. For these purposes, the Charles Town Races and HBPA shall within thirty (30) days prior the commencement of the starting date of the Race Meeting of each year during the term hereof, and each year thereafter that this Agreement shall remain in full force and effect, meet and use their best efforts to establish a competitive purse level for each calendar year.

          The actual pari-mutuel handles from the current year for the comparable dates will be used as a guide in projecting the approximate handle for the ensuing year. Charles Town Races shall use its best efforts and judgment to estimate all purse revenues sources, and after consultation with the HBPA, a purse formula mutually agreeable to Charles Town Races and the HBPA shall be applied to establish an average purse per day for a beginning guideline. Charles Town Races shall send to the HBPA, not later than ten (10) days prior to the first day of each Race Meeting, its First Condition Book and its proposed Purse Schedule for that Race Meeting.

          D.    Purse Overpayment and Underpayment.

          Charles Town Races shall exercise reasonable care to avoid significant underpayments or overpayments for purses at all Race Meetings. Should a purse overpayment or underpayment develop in excess of $100,000.00, plus a seasonable adjustment to be agreed upon prior to the first day of each Race Meeting, Charles Town Races shall meet promptly with the HBPA's Purse and Condition Book Committee to realign the pattern and mix of various races in the next Condition Book for the purpose of bringing the average daily purse payments into alignment with the probable daily purse revenues, and to reduce the then existing accumulated purse overpayment or underpayment.

          If, in the opinion of Charles Town Races, the agreed adjustment in the Condition Book does not alleviate overpaid purse conditions, Charles Town Races shall have the right to make immediate decreases in purses of 5% for any change which shall increase the overpayment by $100,000 or more unless otherwise mutually agreed upon by Charles Town Races and the HBPA, to eliminate purse overpayment. Charles Town Races, without prejudice, shall have the right to not exercise this right, should it so desire.

          If, in the opinion of the HBPA's Purse and Condition Book Committee, the agreed adjustment in the Condition Book does not alleviate the underpaid purse condition, the HBPA shall have the right to require Charles Town Races to make immediate increases in the purses of 5% for any change which shall increase the underpayment by $100,000 or more unless otherwise mutually agreed upon by Charles Town Races and the HBPA to eliminate the purse underpayment. The HBPA, without prejudice, shall have the right to waive this right, should it so desire.

          The parties agree that the provisions of this Paragraph 5.D. for the adjustment of purse overpayments and underpayments shall not go into effect until such date that the purse balance is at zero, unless the parties mutually agree to the contrary. The parties do further mutually agree that there shall be a stop loss for purse overpayments to alleviate overpaid purse conditions upon such date or at such dollar amount as the parties shall mutually agree, after which date or above which amount, as the case may be, there shall be no further adjustment to alleviate overpaid purse conditions, until the purse overpayment amount returns to such amount as shall be agreed upon by the parties.

          E.    Stakes Schedule.

          The HBPA and Charles Town Races agree to the following percentage of monies to be allocated for Stakes Race Purses if the previous year's average daily purse distribution does not fall below the benchmarks indicated below.

Average Purses Earned Daily	Allocated for Stakes
$35,000.00	2%
$40,000.00	3%
$50,000.00	3%
$55,000.00	4%
$60,000.00	5%
$65,000.00	6%
$70,000.00	7%
$75,000.00	8%
$80,00.00 — up	9%

          It is understood by both Charles Town Races and the HBPA that overnight purses will have first priority in purse increases, followed by stake races. Any initial increase in stake monies must be preceded by at least three (3) consecutive months during which the average daily purses earned are above the benchmark levels.

          Average monthly purses will be calculated by dividing all purse monies received from all purse revenue sources (including but not limited to, pari-mutuel wagering on live thoroughbred horse racing, video lottery terminal wagering, off-track wagering, merged pool simulcast wagering, telephone account or other electronic media wagering, or any other form or forms of legalized wagering) by the total number of live Charles Town Races racing days. Purse amounts, conditions, distances and dates for all stake races shall be subject to HBPA approval, which approval shall not be unreasonably withheld. Charles Town Races shall send to the HBPA, not later than ten (10) days prior to the first day of each Race Meeting its proposed Stakes Race Schedule for that Race Meeting.

          F.    West Virginia Accredited Races.

          Charles Town Races shall include in its Conditions Book a minimum of one (1) race per every three (3) racing days devoted exclusively for West Virginia accredited horses unless sufficient horses are not available therefore, in accordance with the requirements of the regulations of the West Virginia Racing Commission pursuant to the provisions of Section 19-23-13(b) of the Code of West Virginia. Races devoted exclusively for West Virginia accredited horses shall be run if no less than six (6) betting interests have been entered therein. In all overnight races, West Virginia accredited horses shall be granted preference with regard to entry procedure.

        6.    HORSEMEN'S ACCOUNT.

        Charles Town Races shall maintain a separate bank account denominated "Horsemen's Account". The monies paid to Horsemen as purses under this Agreement shall be deposited into such account not less often than weekly. The appropriate portions of purse monies shall be made available to the earners thereof within seventy-two (72) hours (dark days and Sundays excluded) after the result of the race in which such money was earned and declared official; provided, however, that the event of any dispute as to the result of a race due to a drug test or other regulatory inquiry, the purse money shall not be made available to the earners thereof until there has been a final resolution thereof by the Racetrack Stewards, the West Virginia Racing Commission, or a court of competent jurisdiction, as the case may be. No portion of such monies payable as purses to any earner thereof (other than jockey and lead fees and amounts owed for nomination, starting, entry and similar fees) shall be deducted by Charles Town Races unless requested in writing by the person, persons or entities to whom such monies are payable to his, her or its duly authorized representative, or as required by order of the Racetrack Stewards, the West Virginia Racing Commission, or a court of competent jurisdiction. The Horsemen's Account and the investment or deposit schedule of Charles Town Races with respect so such account during any Race Meeting shall be subject to examination by the President of the HBPA or his duly designated representative at the offices of Charles Town Races at such reasonable time or times as shall be determined upon the mutual agreement of Charles Town Races and the HBPA. Such consent shall not be unreasonably withheld.

        The interest earned on deposits made by Charles Town Races to the Horsemen's Account for Purse Underpayments due and owing to Horsemen during any Race Meeting shall be paid over and be added to the funds available for distributions for purses.

        The interest earned on deposits made by Charles Town Races to the Horsemen's Account for Purses Monies earned and due and owing to Horsemen, but uncollected during any Race Meeting shall be paid over and be added to the funds available for distributions for purses.

        7.    INACTIVE ACCOUNTS IN HORSEMEN'S BOOKKEEPER ACCOUNTS.

          A.    Charles Town Races will furnish annually to the HBPA a list of all accounts in the Horsemen's Bookkeeper Account which have been inactive for a period of three (3) consecutive years, giving the name or names on such accounts, the amount thereof and the last known address of the account owner. This list will be rendered annually as of January 1 of each year, and received prior to January 15 of that year during each year of the term of this Agreement.

          B.    HBPA will advertise the inactive accounts which have been inactive for three (3) years or longer in a Horsemen's publication of general circulation. All inactive accounts which remain unclaimed for a period of one (1) year after the date that they are advertised, shall be paid to the extent of twenty-five percent (25%) to the Welfare Benefit Trust, and to the extent of the remaining seventy-five percent (75%) to the HBPA Administrative Account.

          C.    HBPA agrees to hold Charles Town Races harmless and to indemnify them as to any claim, liability, cost or expense (including reasonable attorneys fees) as a result of the payment of inactive accounts in the HBPA's Administrative and Welfare Benefit Trust Funds.

        8.    CONTRIBUTION FROM HORSEMEN'S ACCOUNT TO HBPA.

          A.    For services rendered to Horsemen, including, but not limited to, purse contract negotiations, representation before the Racetrack Stewards and the West Virginia Racing Commission, benevolent activities, legislative activities, and for the promotion of the well-being of HBPA members at the Racetrack, Charles Town Races is hereby authorized and directed by HBPA on behalf of itself, its members and the Horsemen, to disburse from the Horsemen's Account to HBPA an amount (referred to herein as "Horsemen's Contribution") equal to two percent (2%) of all purse monies paid, regardless of the source.

          B.    The HBPA agrees to indemnify, defend, and save harmless Charles Town Races from any and all loss, costs or expenses (including reasonable attorneys fees), arising out of any claim of a Horseman pertaining to the payment of such 2% amount to the HBPA. Payment shall be allocated in accordance with directions provided to Charles Town Races by the HBPA, in writing, as a result of a resolution adopted by the HBPA's Board of Directors between programs sponsored or endorsed by the HBPA, in such proportions or allocations as shall be identified by the HBPA.

          C.    Payment by Charles Town Races to the Horsemen and the HBPA, respectively, shall be made within ten (10) days after the end of each monthly period of each Race Meeting during the term of this Agreement. A 2% monthly interest penalty on any purse amount due and owing shall be paid by Charles Town Races for any late payment. A late payment penalty charge shall be paid by Charles Town Races if the monthly purse amount is not received by the Horsemen or the HBPA, respectively, within ten (10) days of the date that it shall become due and payable. A Final Accounting shall be made within thirty (30) days following each Race Meeting.

        9.    STALLS AND RACETRACK FACILITIES.

          A.    Stalls.

          Charles Town Races shall make available a minimum of 1,148 stalls to Horsemen, each Race Meeting. Stalls shall be allocated and assigned to Horsemen on a fair and equitable basis, and the Stall Application Agreement shall provide that termination and revocation of Stall privileges shall require a showing of due cause and be the result of due process. Each Horseman accepting a stall at the Racetrack shall be required to use his or her best efforts to run his or her horses at the Racetrack during any Race Meeting in which the Horseman has stall privileges consistent with the horse's physical condition, fitness, and applicable race conditions.

          Prior to each Race Meeting, Charles Town Races shall establish a cut-off date for Stall Applications. The terms and conditions for all Stall Applications shall be set forth in writing by Charles Town Races, and shall be subject to the approval of the West Virginia Racing Commission. Charles Town Races shall send to the HBPA, not later than ten (10) days prior to the first day of each Race Meeting, a copy of its current Stall Application Agreement.

          B.    Racetrack Facilities.

          The racing strip, the barns, track kitchen facilities, and related backside facilities at the Racetrack (collectively known as the "backside facilities") necessary for training purposes shall be made available by Charles Town Races without charge to Horsemen who have horses training for the immediate upcoming live Race Meeting for at least thirty (30) days prior to the opening of this Race Meeting. The backside facilities shall also be made available by Charles Town Races without charge to Horsemen who have raced at the Racetrack for at least thirty (30) days following the last day of each Race Meeting. During the aforesaid period, Charles Town Races will, at its own expense, make water, hot water, tack room heating, and electricity available to each barn in use and keep the racing surfaces properly harrowed and watered.

          The racing strip, barns, race track kitchen, tack rooms and all other facilities of the Race Track useful for training purposes, shall be made available for Horsemen approved by Charles Town Races, without charge. Charles Town Races agrees that these facilities shall be available to Horsemen during reasonable hours for training purposes, subject to weather conditions.

          Charles Town Races shall provide to the Trainers and Owner-Trainers track training facilities upon such terms and conditions and at such times as shall be mutually agreeable to Charles Town Races and the HBPA for the training of horses to be run at the Racetrack. There is in existence upon the date of execution of this Agreement a separate Agreement by and between The Charles Town H.B.P.A, Inc. and Charles Town Races, Inc. for the continued use of Shenandoah Downs Racetrack as the track training facility for the Trainers and Owner-Trainers. The terms and provisions of such Agreement requiring Charles Town Races to maintain the racing strip in the Shenandoah plant on a year round basis as a training facility for all horses stabled in the Shenandoah Downs area are specifically incorporated herein by reference and shall remain in full force and effect and shall be binding upon the parties until such date as mutually agreeable, Track Training Agreement is executed by Charles Town Races, and the HBPA for the provision of track training facilities by Charles Town Races at the Racetrack to the Trainers and Owner-Trainers.

          At least thirty (30) days written notice shall be given to the HBPA of any intended shut-down of the Racetrack. Included with such notice shall be the date of closing, the date of re-opening, and any plans concerning the availability of stalls in the stable area during the shutdown. The notice period shall be calculated from the last scheduled Race Meeting day of the then current Race Meeting.

          C.    HBPA Office Facilities.

          At the election of the HBPA, Charles Town Races agrees to provide the HBPA with adequate office space in the area presently used as the "Track Kitchen" on the Charles Town Races premises, parking space, and restroom facilities, with structurally sound roofs, walls, and floors on a year round basis on the Racetrack premises at no charge to the HBPA. At a minimum, office space, parking space, and restroom facilities provided to the HBPA in the Charles Town Races stable area acceptable to the HBPA shall constitute adequate office space for purposes of this provision of this Agreement. Heating, air conditioning, cooling, plumbing and electrical services shall be maintained at the expense of Charles Town Races. Otherwise the facilities shall be provided to the HBPA by Charles Town Races in the present condition "as is". Provided, however, the parties agree that Charles Town Races shall not be required to spend in excess of $25,000 in total to make any repairs or improvements necessary to insure that the facility has structurally sound roofs, walls, and floors.

          In the event that the costs to make repairs or improvements necessary to insure that the facility has structurally sound roofs, walls, and floors exceeds $25,000, at the election of the HBPA, the HBPA may accept the "Track Kitchen" facility with the repairs and improvements as made by Charlestown Races, or, in the alternative, Charles Town Races may rent to the HBPA for a nominal fee of $1.00 per year during the term of this Agreement, ground space for the HBPA to place a commercial office trailer, together with utilities required to operate said office trailer, or, in the alternative, the HBPA shall find and secure adequate office space acceptable for its intended purposes at its sole and absolute discretion.

          The HBPA shall be responsible for cleaning and interior maintenance of its facilities. Structural maintenance of roofs, walls, floors, and restroom shall be the sole and absolute responsibility of Charles Town Races.

          Charles Town Races and the HBPA agree to negotiate mutually acceptable agreements concerning bedding material and manure disposal, Stall and Performance Standards and Barn Area Rules and Regulations properly promulgated for the purpose of promoting safety and security on the Backstretch, which Agreements shall remain in full force and effect and shall be binding upon the parties pursuant to their own terms and provisions during the term or terms of these Agreements.

          A six (6) seat Grandstand Box at the Racetrack shall be provided to the HBPA without charge on an annual basis for and during the term of this Agreement.

          The HBPA shall encourage its members to conform with, but shall not be liable for any individual's members failure to comply with such rules.

        10.    OTHER AGREEMENTS.

        The parties shall also use their best efforts to address and resolve in a timely and expeditious manner the following matters of mutual concern to the parties:

          A.    Rodent and pest control and eradication.

          B.    Uniform rules and regulations concerning the operation of all vending or concession enterprises in the Stable area.

          C.    Creation and continuing maintenance of a common fund for the payment of rewards for information leading to a conviction for theft, conversion, or malicious destruction of personal property belonging to Horsemen or their employees, the Racetrack or its employees, and the general public.

        11.    RACING COMMITTEE.

        Charles Town Races and HBPA shall organize and maintain a joint committee (hereinafter the "Racing Committee") to address issues related to and associated with live thoroughbred racing at the Racetrack. HBPA and Charles Town Races shall each appoint not more than three (3) representatives to the Racing Committee. The Racing Committee shall meet not earlier than thirty (30) days nor later than fourteen (14) days prior to each Race Meeting, and shall meet otherwise at the written request at any two (2) members of the Racing Committee.

        The issues to be addressed at the meeting of the Racing Committee shall include, but in no manner shall be limited to, such issues as tack rooms, track conditions (bad weather closings), race related programs, reserved seats and passes for Horseman, maintenance of stable areas and the backside area, number of races, purse schedules, track kitchen, pari-mutuel handle or the quality of tacking, health benefit programs, death benefit, drug and alcohol abuse programs, Racetrack chaplainry programs, and any and all other programs which will aid and assist the live thoroughbred racing industry in West Virginia to engage, retain, and care for its staff and personnel at the highest possible level.

        12.    RACING OFFICIALS.

        Charles Town Races shall mail to the president of the HBPA a written list of the persons appointed by Charles Town Races to serve as racing officials during any Race Meeting on the same date that it submits said list to the West Virginia Racing Commission in accordance with the provisions of the West Virginia Regulations.

        13.    TRACK KITCHEN.

        Charles Town Races shall provide a racetrack kitchen for use by the Horsemen with the terms, conditions and provisions thereof to be mutually agreed upon on an annual basis by the HBPA and Charles Town Races. Joint approval of Charles Town Races and the HBPA shall be required concerning, but not limited to, management of the facility, cleanliness of the facility, palatability and cost of food, adequacy of hours of operation, and adequacy of premises insurance coverage.

        14.    VENDORS.

        Charles Town Races shall not impose upon the Horsemen any exclusivity agreement concerning farrier, feedmen, tack supplies or any other suppliers or providers of services customarily used by owners and trainers. Charles Town Races shall not attempt to enter, seek, establish or impose upon the HBPA a monopoly concerning the use of such vendors during the term of this Agreement; provided, however, if Charles Town Races permits the use of bedding materials other than straw, it may require the use of an exclusive supplier in order to facilitate the removal of used material. Charles Town Races will use its best efforts to keep unlicensed persons in the aforesaid categories off the premises.

        15.    HBPA FIRE AND HAZARD INSURANCE.

        Charles Town Races agree to pay to HBPA's national office on or before May 15th of each year during the term of this Agreement, its proportional share of the total annual premium as determined annually by the National HBPA for a national policy of fire and other hazards insurance covering horses and tack belonging to HBPA members stabled at the Racetrack or at locations covered by such HBPA policy. It is understood, however, by and between the parties, that the limits and types of coverage and the annual premium amount will not be increased without the prior written consent of Charles Town Races.

        16.    REPRESENTATIONS AND WARRANTIES.

          A.    HBPA.    In addition to any other representations and warranties contained elsewhere in this Agreement, the HBPA warrants, represents and covenants during the term of this Agreement:

            (1)  this Agreement has been approved by a majority of the Board of the Directors of the HBPA;

            (2)  that so long as Charles Town Races substantially complies with the provisions of the Agreement, HBPA will use its best efforts to ensure that its Members not institute or instigate, promote, encourage or engage in any boycott, close-down, slow-down, work-stoppage or interference with any race meeting or race meetings of Charles Town Races at the Racetrack; and

            (3)  HBPA will use its best efforts to ensure that its members substantially comply with each of the terms and conditions of this Agreement, but shall not be liable for any individual member's failure to comply with this Agreement, notwithstanding its best interest; and

            (4)  that HBPA, its Officers and Directors, shall use its best efforts to respond to any request for consent and other approvals by Charles Town Races in a timely and business-like manner within not more than seventy-two (72) hours of the receipt of such request in writing, and shall give due consideration for the need of Charles Town Races to respond to issues quickly and decisively.

          B.    CHARLES TOWN RACES.

          In addition to the representations and warranties contained in this Agreement, Charles Town Races warrants, represents and covenants to the HBPA that:

            (1)  this Agreement has been approved by a majority in interest of its Members; and

            (2)  this Agreement has been approved by a majority of the Board of Directors of the Corporation which is the Managing Member of the Limited Liability Company; and

            (3)  this Agreement is valid and enforceable against it according to its terms and conditions; and

            (4)  this Agreement shall be binding upon its successors and assigns; and

            (5)  this Agreement shall remain in full force and effect according to its terms.

        17.    GOVERNMENTAL APPROVAL.

        Nothing contained in this Agreement shall be construed as requiring either party to perform any term when such performance is contrary to law or requires prior governmental approval; provided, however, both parties shall use their best efforts to obtain governmental approval if such is required and shall submit a copy of this Agreement to the West Virginia Racing Commission.

        18.    RIGHT TO TERMINATE.

        Either party may terminate this agreement upon the other party's failure to substantially perform its duties and obligations as required under the terms and provisions of this Agreement, and such failure continues for thirty (30) days following the date in which written notice of default is mailed in accordance with Paragraph 22. Notices, of this Agreement. Such termination shall not constitute an election of remedy, nor shall constitute a waiver of a party's other remedies at law or in equity.

        19.    INDEMNIFICATION.

        The HBPA shall indemnify and save harmless Charles Town Races, its agents, representatives, employees, officers, directors and shareholders, and their respective successors and assigns, and all persons acting by, through, under or in concert with any of them from and against any and all demands, liabilities, loss, cost, damages or expense or whatever nature or kind, including attorney's fees and all other expenses, cost or loss arising out of or in any way related to or occasioned by Charles Town Races' performance under Paragraph 8. of this Agreement relating to contributions to the HBPA.

        20.    FURTHER ASSURANCES.

        The HBPA and Charles Town Races shall execute such instruments and documents, and give such further assurances as may be necessary to accomplish the purposes and intent of this Agreement.

        21.    COUNTER-PART ORIGINALS.

        This Agreement may be executed in two or more counter-part originals, each which shall be deemed an original, but all of which shall constitute one and the same instrument.

        22.    NOTICES.

        All notices, requests, demands, or other communications which may be required by this Agreement shall be in writing, and if mailed, shall be mailed by certified mail, return receipt requested, and shall be deemed to have been given when received by personal delivery or otherwise. A courtesy copy of such communication shall also be sent via telefax to the last known telefax number of the other party. Current addresses of the persons to whom communications are to be sent are as follows:

PNGI Charles Town Gaming: Limited Liability Company Address:	Jay Fortney, President U.S. Route 340 P.O. Box 551 Charles Town, WV 25414

Copy to:	William J. Bork, President c/o Penn National Gaming, Inc. Wyomissing Professional Center 825 Berkshire Blvd., Suite 203 Wyomissing, PA 19610
Copy to:	Robert P. Krauss, Esquire Mesirov, Gelman, Jaffe, Cramer & Jamieson 1735 Market Street Philadelphia, PA 19103-7598
Charles Town HBPA, Inc.: Address	Raymond J. Funkhouser, II, President c/o Charles Town H.B.P.A., Inc. P.O. Box 581 Charles Town, WV 25414
Copy to:	Clarence E. Martin, III, Esquire Martin & Seibert, L.C. 1164 Winchester Avenue Martinsburg, West Virginia 25402

        23.    WAIVERS.

        No waiver of any breach of this Agreement or any term hereof shall be effective unless such waiver is claimed. No waiver of any breach shall be deemed a waiver of any other or subsequent breach.

        24.    APPLICABLE LAW.

        This Agreement shall be executed and delivered by the parties hereto in the State of West Virginia and shall be interpreted, construed and enforced in accordance with the law of the State of West Virginia.

        25.    SEVERABILITY.

        If any provision of this Agreement is declared invalid by any Court of Competent Jurisdiction, or becomes invalid or inoperative by the operation of law, the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and affect.

        26.    ENTIRE AGREEMENT; MODIFICATION.

        This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject hereof. No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment shall be in writing and has been signed by all parties to this Agreement.

        27.    BINDING EFFECT.

        This Agreement shall be binding upon the parties, their successors and assigns.

        WITNESS the following signatures and seals as of the day and date above first written.

PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY, a West Virginia Limited Liability Company
By:	/s/ JAY FORTNEY Pres.
PENN NATIONAL GAMING OF WEST VIRGINIA, INC., a West Virginia Corporation, its Managing Member
By:	/s/ WILLIAM J. BORK William J. Bork, its President
CHARLES TOWN H.B.P.A., INC., a West Virginia Corporation
By:	/s/ RAYMOND J. FUNKHOUSER, II—PRES. Raymond J. Funkhouser, II, its President

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  Exhibit 10.43
AGREEMENT